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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                  March 8, 2005


                              VIEWPOINT CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                           0-27168                       95-4102687
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(state or other juris-            (Commission                 (I.R.S. Employer
diction of incorporation)          File Number)             (Identification No.)


498 Seventh Avenue, Suite 1810, New York, NY                        10018
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(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code: (212) 201-0800
                                                    --------------

                                       N/A
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (se General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

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Item 1.01         Entry into a Material Definitive Arrangement.

                  At a meeting held on March 8, 2005, the Board of Directors of Viewpoint Corporation resolved to increase from 5,000 to 12,000 the number of shares subject to an automatic option grant made on the first trading day of each calendar year to non-employee directors who at such time have served on the Board of Directors for at least six months. This change in compensation becomes effective in January 2006. However, on March 8, 2005, the Board also resolved to grant options to acquire 7,000 shares of Viewpoint common stock to each member of the Board of Directors to whom the increase would have applied if it had been in effect in January 2005, i.e., Messrs. Thomas Bennett, James Crabbe, Stephen Duff, and Samuel
                  H. Jones. The option grants were made at an exercise price equal to the closing price of Viewpoint's common stock on The Nasdaq Stock Market on March 8, 2005 (i.e., $2.65), are subject to execution of stock option agreements, and will be issued from Viewpoint's 1995 Stock Option Plan, previously approved by stockholders. Fifty percent (50%) of the shares subject to the options vest six months following the date of grant and one-twelfth of the remaining shares vest monthly thereafter.

                  The Board's determination marks the first increase in the standard compensation paid to non-employee directors since 1995.

                  In February 2004, Viewpoint had agreed with Mr. Raney, the Chairman of Viewpoint's Audit Committee to make an annual grant of an option to acquire 12,000 shares of Viewpoint common stock on the first trading day of each year. Accordingly, Mr. Raney's compensation is not affected by the Board's resolution of March 8, 2005. In addition, Mr. Patrick Vogt, who joined the Board of Directors in October 2004, had not been serving on the Board for six months as of January 2005 and so was not eligible, and did not receive, an option grant on March 8, 2005.

                  Since 1995, Viewpoint has been providing the following cash compensation to each of its non-employee directors (other than Mr. Raney) as follows: (i) $2,500 at the end of each fiscal quarter in which he or she is a director, (ii) $1,000 for each regular Board meeting he or she attends, and (iii) $500 for each Board committee meeting he or she attends; provided, however, that if more than one committee meeting is held on the same day or a Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, is paid to any director for all such meetings attended by such director on such date. Viewpoint does not pay fees to members of the Board for meetings they do not attend in-person.

                  The Board's resolution of March 8, 2005 did not change the cash compensation payable to non-employee directors.


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                  Since 1995, Viewpoint has been providing the following equity compensation to its non-employee directors (other than Mr. Raney):

                  Each non-employee director who joins the Board is automatically granted an option to purchase 20,000 shares of Viewpoint common stock on the date upon which such person first becomes a director. (In the case of Mr. Raney, the Company agreed to increase this initial option grant to an option to acquire 50,000 shares.) Each non-employee director also automatically receives an option to purchase 5,000 shares of Viewpoint common stock on the first trading day of each year, provided the director has been a member of the Board for at least six months. (In the case of Mr. Raney, the Company had agreed to increase this annual option grant to an option to acquire 12,000 shares.) The Board's resolution of March 8, 2005 increases the annual grant from 5,000 to 12,000 for all non-employee directors.

                  The exercise price of each option granted to directors is equal to the fair market value of Viewpoint common stock on the date of grant. The option granted to non-employee directors on the day they join the Board vests at a rate of one-eighth of the option shares upon the end of the first six-month period after the date of grant and one-forty-eighth of the remaining option shares per month thereafter, provided the optionee remains a director of the Company. The options granted to non-employee directors on the first business day of each year vests at the rate of one-half of the option shares upon the end of the first six-month period after the date of grant and one-twelfth of the remaining option shares per month thereafter, provided the optionee remains a director. Options have a term of ten years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the underlying stock option plan.



                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              VIEWPOINT CORPORATION


                                              /s/ Jerry S. Amato
                                              ------------------------
                                              Jerry S. Amato
                                              President and Chief Executive
                                              Officer

Dated:  March 17, 2005